EXHIBIT 99.4

     Set forth below is a portion of the section of the Registration Statement of Williams Pipeline Partners L.P. (the “Partnership”) entitled “Cash Distribution Policy and Restrictions on Distributions.” A 25% interest in Northwest will be held by the Partnership as its sole asset immediately following the initial public offering of common units representing limited partner interests in the Partnership. As a result, Northwest has provided certain of its historical and forecasted financial information to the Partnership. The page numbers herein refer to the relevant pages of the Registration Statement of the Partnership.

(3)	Unaudited pro forma cash available for distribution from Northwest for the year ended December 31, 2006 and for the twelve months ended June 30, 2007 is calculated as follows:

	Year Ended			Twelve Months
	December 31,			Ended June 30,
Northwest	2006			2007
	(In thousands)

Pro forma net income	$85,668	(a	)	$131,880	(a	)
Add:
Interest expense	42,916			49,122
Depreciation	79,488	(b	)	83,709	(b	)
Less:
Regulatory credits	4,469			3,598
Interest income	7,343			5,149
Other income (expense), net	9,254	(c	)	26,654	(d	)

Pro forma Adjusted EBITDA — 100%	$187,006			$229,310

Pro forma Adjusted EBITDA — 25%	46,752			57,328

Add:
Cash received for interest income	7,682			5,023
Less:
Cash paid for interest expense	43,667			50,856
Maintenance capital expenditures (e)	153,303			146,696

Pro forma cash available for distribution — 100%	$(2,282)			$36,781

Pro forma cash available for distribution — 25%	$(571)			$9,195

(a)	Represents historical net income for the period, adjusted to reflect the depreciation of Williams purchase price allocation, the elimination of the provision for income taxes and the earnings associated with the Parachute Lateral.

(b)	Represents historical depreciation for Northwest adjusted to reflect depreciation associated with the Williams purchase price allocation.

(c)	Of this amount, $8.9 million is EAFUDC. The remaining $0.3 million consists of other miscellaneous income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(d)	Of this amount, $16.6 million represents a change in accounting estimate related to a pension regulatory liability. Northwest historically recorded a regulatory asset or liability for the difference between pension expense as estimated under Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions,” and the amount Northwest funded as a contribution to its pension plans. As a result of recent information, including its most recent rate filing, Northwest re-assessed the probability of refunding or recovering this difference and concluded that it is not probable that it will be refunded or recoverable in future rates. Additionally, $6.0 million of this amount represents a recognition of previously deferred income related to the termination of the Grays Harbor transportation agreement, and $7.3 million is EAFUDC. The difference includes other miscellaneous expense of $3.2 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of Northwest included elsewhere in this prospectus.

(e)	Maintenance capital expenditures are those expenditures required to maintain the existing operating capacity and service capability of assets including replacement of system components and equipment that are worn, obsolete, completing their useful life, or necessary to remain in compliance with environmental laws and regulations.

NORTHWEST

UNAUDITED FORECASTED STATEMENT OF ESTIMATED CASH
AVAILABLE FOR DISTRIBUTION

Twelve Months Ending
September 30,
2008
(Unaudited)
(In thousands)

Operating revenues	$419,826
Operating expenses:
General and administrative	63,722
Operations and maintenance	76,702
Depreciation	82,672
Regulatory credits (1)	(3,520)
Taxes, other than income	19,986
Other	120

Total operating expenses	239,682

Operating income	180,144
Add:
Interest income	65
AFUDC (2)	3,842
Other income (expense), net	742
Less:
Interest expense	52,739

Net income	132,054
Adjustments to reconcile net income to Adjusted EBITDA
Add:
Depreciation	82,672
Interest expense	52,739
Less:
Interest income	65
Regulatory credits (1)	3,520
AFUDC (2)	3,842
Other income (expense), net	742

Adjusted EBITDA — 100%	259,296
Adjusted EBITDA — 25%	64,824
Add:
Cash received for interest income	65
Less:
Cash paid for interest expense	46,933
Maintenance capital expenditures	91,431

Cash available for distribution — 100%	$120,997

Cash available for distribution — 25%	$30,249

Estimated debt to total capitalization ratio as of September 30, 2008 (3)	0.44:1

(1)	FERC has approved the accounting for the differences between book depreciation and Northwest’s levelized depreciation as a regulatory asset with an offsetting credit. Please read Note 1, “Summary of Significant Accounting Policies — Property, Plant and Equipment” to the financial statements of Northwest included elsewhere in this prospectus.

(2)	Allowance for funds used during construction (AFUDC), which is a non-cash item, represents the estimated cost of borrowed (debt AFUDC) and equity funds (EAFUDC) applicable to utility plant in process of construction and is included as a cost of property, plant and equipment because it constitutes an actual cost of construction under established regulatory practices. In Northwest’s historical financials, debt AFUDC is netted against interest expense and equity AFUDC is included in other income (expense), net.

(3)	Williams has an unsecured $1.5 billion revolving credit agreement that terminates in May 2012. Northwest has access to $400.0 million under the agreement to the extent not otherwise utilized by Williams. The credit agreement contains financial covenants requiring Northwest and Williams to maintain a ratio of debt to total capitalization of not more than 0.55 to 1, in the case of Northwest, and 0.65 to 1, in the case of Williams, in addition to other financial covenants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources of Northwest.” For the year ended December 31, 2006 and for the six months ended June 30, 2007, Northwest and Williams were in compliance with these covenants. If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of all borrowings under the credit agreement and exercise other rights and remedies.

Assumptions and Considerations

Northwest

We expect that Northwest’s Adjusted EBITDA for the twelve months ending September 30, 2008 will be approximately $259.3 million. This amount of Adjusted EBITDA is approximately $30.0 million more than the pro forma Adjusted EBITDA Northwest generated for the twelve months ended June 30, 2007 and approximately $72.3 million more than the pro forma Adjusted EBITDA Northwest generated for the year ended December 31, 2006. As we discuss in further detail below, we believe that increased revenue from the implementation of Northwest’s new rates, effective January 1, 2007, will result in its generating approximately

$259.3 million of Adjusted EBITDA for the twelve months ending September 30, 2008. Each of the factors, which we believe to be reasonable, that will directly affect Adjusted EBITDA is described below:

Northwest’s Operating Revenues

We estimate that Northwest will generate revenues related to services provided under long-term firm transportation and storage agreements of $397.8 million. Of these revenues, we estimate $379.5 million will be capacity reservation charges and the remainder will be volumetric charges based on estimated throughput of approximately 687 Tbtu. The estimated capacity reservation revenues include approximately $10.4 million related to the Parachute Lateral. Northwest received $304.0 million and $348.2 million in revenues related to these long-term agreements for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively. Of these revenues, $285.9 million and $327.9 million were from capacity reservation charges for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively. The capacity reservation revenues for the twelve months ended June 30, 2007 included approximately $1.3 million related to the Parachute Lateral. There were no revenues for the Parachute Lateral for the year ended December 31, 2006 because the facilities were not placed in service until May 16, 2007. Subject to FERC approval, the Parachute Lateral will not be owned by Northwest and will instead be transferred to an affiliate. The remainder of the revenue was from volumetric charges based on throughput of 676 Tbtu for the year ended December 31, 2006 and 712 Tbtu for the twelve months ended June 30, 2007.

Northwest implemented new rates effective January 1, 2007 that were approved by FERC. The rate case settlement established that general system firm transportation rates on Northwest’s system increased from $0.30760 to $0.40984 per decatherm, or Dth. These new rates are the primary reason for the increase in revenues between the year ended December 31, 2006 and the twelve months ended June 30, 2007 and in the forecasted revenues for the twelve months ending September 30, 2008.

We estimate that Northwest will generate revenues of $17.9 million related to short-term firm transportation, park and loan and other interruptible transportation and storage services. Northwest received $15.6 million and $17.4 million related to these services for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively.

We estimate other revenues of approximately $4.1 million, primarily associated with certain subleases of Northwest’s Salt Lake City building and the FERC ACA. Northwest received other revenues of $4.7 million and $4.1 million for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively.

Northwest’s Operating Expenses

We expect Northwest’s operating expenses to be approximately $239.7 million for the twelve months ending September 30, 2008, as compared to $208.0 million and $199.1 million for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively.

The following items are expected to contribute to the variance in Northwest’s estimated operating expenses relative to the historical periods:

•	We estimate that Northwest’s operations and maintenance and general and administrative expenses will be approximately $140.4 million for the twelve months ending September 30, 2008, as compared with $122.2 million and $127.2 million on a historical basis for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively. We estimate that Northwest will incur approximately $10.1 million in additional rental expense related to the Parachute Lateral and approximately $0.3 million of additional costs to operate the Parachute Lateral. Subject to FERC approval, the Parachute Lateral will not be owned by Northwest and will instead be transferred to an affiliate of Williams. We expect that the $10.4 million of expenses related to the Parachute Lateral will be offset by revenues collected from transportation services rendered by Northwest on the Parachute Lateral. Northwest recorded a credit of approximately $4.5 million related to its Salt Lake City building lease in the fourth quarter of 2006, with the costs being treated as a reduction in expenses. We estimate that Northwest will incur additional lease costs of approximately $1.6 million and $0.8 million associated with its Salt Lake City building lease, as compared with the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively, due to the amortization of prepaid lease expense. We estimate that Northwest will incur additional costs of $2.6 million and $1.5 million associated with its shared corporate functions, primarily related to the implementation of its new information technology systems, as compared with the year ended December 31, 2006 and the twelve months ended June 2007, respectively. The net impact of these items is an expected increase in general and administrative and operations and maintenance expenses for the twelve months ending September 30, 2008 of $18.2 million and $13.2 million as compared to the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively.

•	Northwest’s operating expenses for the twelve months ended June 30, 2007 included a reduction in pension expense of approximately $16.6 million related to a regulatory liability reversal.

•	We estimate that Northwest’s depreciation expense, net of regulatory credits, for the twelve months ending September 30, 2008 will be approximately $79.2 million, which is an increase of $8.4 million and $3.3 million when compared with the year ended December 31, 2006 and the twelve months ending June 30, 2007, respectively. This increase is due to property additions, primarily associated with the Capacity Replacement Project. Please see “Business — Regulatory Matters — Capacity Replacement Project.”

•	We estimate that Northwest’s taxes other than income taxes for the twelve months ending September 30, 2008 will be approximately $20.0 million, which is an increase of $5.0 million and $8.6 million when compared with the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively. This increase is due to property additions, primarily associated with the Capacity Replacement Project.

The assumptions above are based upon an assumption that there will be no material change in the following matters, and thus they will have no impact on Northwest’s Adjusted EBITDA relative to the historical periods:

•	There will not be any material expenditures related to new federal, state or local regulations or interpretations.

•	There will not be any material change in the natural gas industry or in market, regulatory and general economic conditions that would affect Northwest’s or our cash available for distribution.

•	Northwest will not undertake any extraordinary transactions that would affect its cash available for distribution or adjusted EBITDA.

•	There will be no material nonperformance or credit-related defaults by Northwest’s suppliers, customers or vendors.

The following assumptions and considerations do not affect Northwest’s Adjusted EBITDA but do directly affect its cash available for distribution:

•	We expect Northwest’s maintenance capital expenditures to be approximately $91.4 million for the twelve months ending September 30, 2008, as compared with $153.3 million and $146.7 million for the year ended December 31, 2006 and for the twelve months ended June 30, 2007, respectively. The decrease is due primarily to accelerated maintenance capital expenditures in prior periods associated with meeting regulatory compliance requirements related to pipeline integrity and reliability.

•	We expect Northwest’s cash interest expense to be approximately $46.9 million for the twelve months ending September 30, 2008 as compared with $43.7 million and $50.9 million for the year ended December 31, 2006 and for the twelve months ended June 30, 2007, respectively. The decrease relative to the twelve months ended June 30, 2007 is due primarily to the early retirement of $175.0 million of 8.125% senior notes in April 2007, partially offset by the issuance of $185.0 million of 5.95% senior notes in April 2007. The increase relative to the year ended December 31, 2006 is due primarily to the issuance of $175.0 million of 7.00% senior notes in June 2006. In addition, we assume that Northwest will refinance the $250.0 million of its 6.625% senior notes that are due in December 2007 at an interest rate of 7.5%.

•	We expect Northwest’s expansion capital expenditures to be approximately $14.5 million for the twelve months ending September 30, 2008, as compared with $315.7 million and $255.4 million for the year ended December 31, 2006 and the twelve months ended June 30, 2007, respectively. Northwest’s expansion capital expenditures for the twelve months ending September 30, 2008 are expected to include approximately $1.2 million associated with the Colorado Hub Connection Project and approximately $10.9 million associated with the Jackson Prairie underground storage facility. The majority of the expansion capital expenditures for the year ended December 31, 2006 and for the twelve months ended June 30, 2007 were related to the Capacity Replacement Project and construction of the Parachute Lateral. Our forecast assumes that Northwest will fund its estimated expansion capital expenditures for the twelve months ending September 30, 2008 with cash on hand from amounts received for repayment by Williams of funds advanced to Williams by Northwest in connection with Northwest’s participation in Williams’ cash management program. However, these capital expenditures may instead be financed with borrowings under the Williams credit agreement.

•	We expect that Northwest will remain in compliance with its debt covenants.

While we believe that these assumptions are reasonable based upon our and Northwest’s management’s current expectations concerning future events, they are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties, including those described in “Risk Factors,” that could cause actual results to differ materially from those we anticipate. If these assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all common and subordinated units, in which event the market price of the common units may decline materially.